EXHIBIT (g)(3)

FEE REDUCTION AGREEMENT

AGREEMENT made as of this 26th day of April 2010 between each Fund listed on Appendix A (the Funds) and Eaton Vance Management (the Adviser).

WHEREAS, each Fund has entered into an Investment Advisory Agreement (Advisory Agreement) with the Adviser, which Advisory Agreement provides that the Adviser shall be entitled to receive an asset-based fee payable at a specified rate based on each Fund’s average weekly gross assets (average gross assets);

WHEREAS, at the request of the Independent Trustees of each Fund, the Adviser has agreed to reduce its advisory fee as described below and the Adviser and the Fund wish to memorialize such agreement in writing; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, each Fund and the Adviser hereby agree as follows:

1.

Commencing May 1, 2010, EVM will reduce the advisory fee payable under the Advisory Agreement by 0.015% per annum.  Thereafter, the advisory fee will be reduced an additional 0.015% per annum on each May 1st for the next nineteen years.

2.

This Agreement only may be terminated or amended upon the mutual written consent of a Fund and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Fund who are not interested persons of the Adviser or the Fund (the Independent Trustees) and by the vote of a majority of the outstanding voting securities of the Fund; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund;

3.

For purposes of this Agreement the term “vote of a majority of the outstanding voting securities of a Fund” shall the meaning specified in the Declaration of Trust of each Fund; and

4.

This instrument is executed under seal and shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

Each Fund on Appendix A

By:

/s/ Barbara E. Campbell

Barbara E. Campbell

Treasurer

Eaton Vance Management

By:

/s/ Maureen A. Gemma

Maureen A. Gemma

Vice President

Appendix A

Eaton Vance Municipal Income Trust

Eaton Vance California Municipal Income Trust

Eaton Vance Massachusetts Municipal Income Trust

Eaton Vance Michigan Municipal Income Trust

Eaton Vance New Jersey Municipal Income Trust

Eaton Vance New York Municipal Income Trust

Eaton Vance Ohio Municipal Income Trust

Eaton Vance Pennsylvania Municipal Income Trust